EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
UMH Properties, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the registration by UMH Properties, Inc. (the “Company”) of shares of the Company’s common stock (“Common Stock”) available for issuance to eligible participants in accordance with the terms of the UMH Properties, Inc. 2023 Equity Incentive Award Plan of our reports dated February 28, 2023, with respect to the consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2022, and the related financial statement schedule, and with respect to the effectiveness of internal control over financial reporting as of December 31, 2022, which reports appear in the Company’s annual report on Form 10-K for the year ended December 31, 2022.

PKF O’CONNOR DAVIES, LLP
June 26, 2023
New York, N.Y.